Exhibit 3.2

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST:  The Board of Directors of Affordable Residential Communities Inc., a Maryland corporation (the “Corporation”), pursuant to Section 7.2.8 of the charter of the Corporation (the “Charter”), has (a) increased the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit (each as defined in the Charter) to 19.9% for one Individual (as defined in the Charter) and any entities owned or controlled by such Individual and any directors or executive officers of any such entities owned or controlled by such Individual and (b) decreased the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit to 7.3% for all other Individuals.

SECOND:  The undersigned Chief Executive Officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 6th day of June, 2005.

ATTEST:		AFFORDABLE RESIDENTIAL COMMUNITIES INC.

By:	/s/ Scott L. Gesell	By:	/s/ Scott D. Jackson	(SEAL)
Name: Scott L. Gesell		Name: Scott D. Jackson
Title: Secretary		Title: Chief Executive Officer